Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CHAPARRAL ENERGY, INC.

The undersigned person, acting as sole incorporator of the corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is my act and deed and that the facts herein stated are true:

FIRST: The name of the corporation is Chaparral Energy, Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Five Thousand (5,000) shares of common stock, par value $0.01 per share.

FIFTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

SIXTH: The name and mailing address of the incorporator are:

NAME	ADDRESS
Mark A. Fischer	701 Cedar Lake Boulevard Oklahoma City, OK 73114

SEVENTH: The number of directors of the corporation shall be as provided in the bylaws of the corporation, as the same may be amended from time to time. The name and address of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders or until their successors are elected and qualified are:

NAME	ADDRESS
Mark A. Fischer	701 Cedar Lake Boulevard Oklahoma City, OK 73114

Charles A. Fischer, Jr.	701 Cedar Lake Boulevard Oklahoma City, OK 73114

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

NINTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article NINTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be a officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

I, THE UNDERSIGNED, hereunto set my hand this 14th day of September, 2005.

/s/ Mark A. Fischer
Mark A. Fischer